MASTER SERVICES AGREEMENT

This Agreement, dated October 1, 2016 (the “Effective Date”) is betweenWilshire Variable Insurance Trust (the “Trust”), a Delaware statutory trust, Wilshire Mutual Funds, Inc. (the “Company”), a Maryland corporation (the Trust and the Company are referred to herein as a “Fund Company” and collectively as the “Fund Companies”) and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

Background
Each Fund Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions
1.	Retention of Ultimus

1.1.
Each Fund Company retains Ultimus to act as the service provider on behalf of each respective Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]	Fund Accounting Addendum

[X]	Fund Administration Addendum

[ ]	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

1.2.
Promptly after the execution of this Agreement, the parties shall agree upon a written project plan (the “Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the process and activities required to transfer the books and records of each Fund Company from the Fund Company or its prior administrator, import the Fund Company’s data and files into Ultimus’ system and such other processes and activities identified as the responsibility of Ultimus in accordance with the Conversion Plan.

2.	Allocation of Charges and Expenses

2.1.
Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Fund Companies who are affiliated persons of Ultimus, except when such person is serving as the Fund Companies’ chief compliance officer.

2.2.
Each Fund Company, on behalf of each respective Fund, assumes and shall pay or cause to be paid all other expenses of the Fund Company or a Fund not otherwise allocated under this Section 2, including, without limitation:  organization costs; taxes; expenses for legal and auditing services; the expenses of typesetting, printing and mailing reports, prospectuses, statements of additional information, proxy statements, information statements and related materials; all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Board members who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

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3.	Compensation

3.1.
Each Fund Company, on behalf of each respective Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter shall take effect on the Effective Date and is incorporated by reference into this Agreement.

3.2.
If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. Each Fund Company shall promptly pay Ultimus’ compensation, as applicable, for the preceding month.

3.3.
In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.
In the event that any fees are disputed, a Fund Company shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees that it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to such Fund Company documentation that reasonably supports the disputed charges.

4.	Reimbursement of Expenses
In addition to paying Ultimus the fees described in each Fee Letter, each Fund Company, on behalf of each respective Fund, agrees to reimburse Ultimus for its actual out-of-pocket expenses in providing services hereunder, if applicable, including without limitation the following:

4.1.
Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Fund Company’s Board of Trustees/Directors (each, a “Board” and collectively the “Boards”) or any Committee thereof and shareholders’ meetings;

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4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund Company;

4.3.
All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund Company, the Fund Company’s investment adviser(s) or custodian, counsel for the Fund Company or a Fund, counsel for the Fund Company’s independent Board members, the Fund Company’s independent accountants, dealers or others as required for Ultimus to perform the Services;

4.4.	The cost of obtaining primary and secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services;

4.5.	The cost of electronic or other methods of storing records and materials;

4.6.
All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund Company;

4.7.
Any expenses Ultimus shall incur at the direction of an officer of the Fund Company thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund Company for certain purposes; and

4.8.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records; Record Retention

5.1.
Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the 1940 Act.

5.2.	Ownership of Records

A.
Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of a Fund Company or Fund.

B.	Ultimus agrees to provide the Client Records of a Fund Company or a Fund upon request, and to make such books and records available for inspection by the Fund Company, the Fund, or its regulators.

C.
Upon termination of this Agreement, Ultimus agrees to (1) furnish to a Fund Company or a Fund, at the expense of the Fund Company or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus upon termination of this Agreement or (2) if requested in writing by a Fund Company or Fund, and as permitted by applicable law, rules, or regulations, Ultimus shall promptly destroy the Client Records maintained by Ultimus pursuant to this Agreement.

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5.3.	Ultimus agrees to keep confidential all Client Records, except when required to divulge such information by duly constituted authorities or court process.

5.4.
If Ultimus is required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the applicable Fund Company or Fund of such request(s) so that the Fund Company or Fund may seek an appropriate protective order.

6.	Subcontracting
Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Additionally, Ultimus will provide the Fund Companies with reasonable notice before the appointment of a subcontractor.

7.	Effective Date

7.1.
This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

7.2.
Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (collectively with the Agreement Effective Date, the “Addendum Effective Date”).

8.	Term

8.1.
Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three years from the date first written above (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.
Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

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(1)
a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)
the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position;

(3)	a judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business; or

(4)
the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.
Out-of-Scope Termination. If a Trust or Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

C.
End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term. Ultimus agrees to include consideration of this Agreement on the Board meeting agenda for each Fund Company the quarter prior to the 90-day termination notice date of the Initial Term or any Renewal Term.

D.
Early Termination. Any termination by a Fund Company or Fund other than termination under Section 8.3.A-C is deemed an “Early Termination”. A Fund Company or Fund that provides a notice of early termination is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.
Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of a Fund Company to effect a prompt transition to a new service provider selected by the Fund Company. Ultimus shall be entitled to collect from the Fund Company, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Fund Company or its designees of the Fund Company’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties, but no more than the aggregate fees paid to Ultimus under this Agreement over the most recent three-month period.

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G.
Liquidation or Merger. Upon termination of this Agreement due to the liquidation of a Fund Company or a Fund or merger of a Fund Company or a Fund with an unaffiliated company of the Fund Company or the Fund, Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties, but no more than the aggregate fees paid to Ultimus under this agreement over the most recent three-month period.

8.4.
No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Funds or Classes of Shares
In the event that a Fund Company establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.
Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses, or costs arising directly or indirectly out of its willful misfeasance, bad faith, fraud, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)
performing Services or duties pursuant to any instruction, notice, or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of a Fund Company or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund Company for certain purposes);

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(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth in Section 12.3(D), in performing its duties or the Services;

(3)	using valuation information provided by a Fund Company’s approved third party pricing service(s) or valuation methods approved in accordance with the Fund Company’s Valuation Procedures;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control; and

(5)	any error, action, or omission by a Fund Company or other past or current service provider.

B.
Ultimus may apply to a Fund Company at any time for instructions and may consult with counsel for the Fund Company or a Fund, counsel for the Fund Company’s independent Board members, and with the Fund Company’s accountants or auditors for any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel or accountants qualified to render such opinion.

C.
A copy of the Trust’s Certificate of Trust is on file with the Secretary of the State of Delaware and a copy of the Company’s Articles of Incorporation is on file with the State Department of Assessments and Taxation of Maryland, and notice is hereby given that this Agreement is executed on behalf of each Fund Company and not the Board members individually and that the obligations of this Agreement are not binding upon any of the Board members, officers, or shareholders individually but are binding only upon the assets and property of the a particular Fund Company (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the particular Fund Company (or the particular Fund), for the satisfaction of such obligations.

D.
Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of a Fund Company, the Fund Company’s investment adviser or any of the Fund Company’s other service providers until receipt of written notice thereof from the Fund Company. As used in this Agreement, the term “investment adviser” includes all sub-advisers or person performing similar services.

E.
Each Fund Company has primary responsibility for oversight of all compliance matters relating to its respective Funds, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Fund Company of its primary day-to-day responsibility for overseeing such compliance.

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F.
For the avoidance of doubt, the provisions of this Section 10.2 shall not relieve Ultimus of potential liability to a Fund Company to the extent that damages to the Fund Company are caused by an act or omission of Ultimus in violation of the standard of care described in Section 12.3(D).

G.
In no event shall either party be liable for, special, incidental, punitive, indirect, consequential or exemplary damages, lost profits or other indirect damages, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof.

10.3.	Indemnification

A.
Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith, fraud or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.
Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure
Unless such party is negligent with respect to its response to any such event, neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or failure of the mails, transportation, communication, or power supply.

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12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)
To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)
For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

(E)
This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)
Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.
Representations of the Fund Companies. Each Fund Company, with respect to its respective Funds, represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)
As of the close of business on the Agreement Effective Date, no shares of the Fund Company will be offered to the public until the Fund Company’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act has been declared or becomes effective.

(B)
It shall seek to cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each applicable Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

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(C)
To the knowledge of the Fund Company and the Funds, the Fund Company’s Declaration of Trust or Articles of Incorporation, as applicable (each, a “Charter”), Bylaws and registration statement and the Funds’ prospectuses are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)
Each of the employees of Ultimus that serve or has served at any time as an officer of a Fund Company, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, if applicable, shall be covered by the Fund Company’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund Company’s Declaration of Trust and Bylaws regarding indemnification of its officers. To the extent employees of Ultimus serve or have served as an officer of a Fund Company, the Fund Company shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be cancelled or terminated.

(E)
A Fund Company shall provide Ultimus with a list of all individuals who are authorized to provide Ultimus with instructions and requests on behalf of the Fund Company (an “Authorized Person”) (unless such authority is limited in a writing from the Fund Company and received by Ultimus) and the Fund Company has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

12.3.	Representations of Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)
It will maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Ultimus’ services under this Agreement, will provide a certification to such effect upon reasonable request of a Fund Company, and will provide certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by a Fund Company.

(B)
It shall develop and maintain a plan for recovery from force majeure events consistent with the plan then generally in effect across Ultimus’ client base, which plan shall include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment (the “DRBCP”). During the term of this Agreement, the DRBCP shall not be modified in a manner that would be reasonably likely to impair the responsiveness of Ultimus or the implementation of such DRBCP, or to materially reduce Ultimus business continuity or preparation for a disaster recovery event (including as to testing and reporting).

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(C)
It shall develop and maintain policies and procedures designed to protect the security of Confidential Information received pursuant to this Agreement (“Data Security Policies”). During the term of this Agreement, the Data Security Policies shall not be modified in a manner that would be reasonably likely to materially reduce the security of Confidential Information provided to Ultimus hereunder.

(D)	Ultimus shall exercise reasonable care and diligence in the performance of its duties under this Agreement.

13.	Insurance

13.1.
Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.
Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

13.3.
Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided

14.1.	Information Provided By the Fund Companies Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, each Fund Company will furnish to Ultimus the following:

(A)
copies of its Charter and of any amendments thereto, certified by the proper official of the state in which such document has been filed to the extent such document is required to be filed in any state;

(B)	the Fund Company’s Bylaws and any amendments thereto;

(C)
certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund Company to execute and deliver this Agreement and authorization for specified officers of the Fund Company to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund Company, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

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(E)	the Fund Company’s registration statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

(F)	the Fund Company’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(G)	copies of the current plan of distribution adopted by the Fund Company under Rule 12b-1 under the 1940 Act for each Fund, if applicable;

(H)	copies of the current investment advisory agreement and current investment sub-advisory agreement, if applicable, for each Fund;

(I)	copies of the current underwriting agreement for each Fund;

(J)
contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(K)	a copy of procedures adopted by the Fund Company in accordance with Rule 38a-1 under the 1940 Act.

14.2.
Information Provided By the Fund Companies After the Agreement Effective Date. After the Agreement Effective Date, each Fund Company, as applicable, will furnish to Ultimus any amendments to the items listed in Section 14.1.

14.3.
Information Provided by Ultimus. Prior to the Agreement Effective Date, Ultimus will furnish to each Fund Company a copy of its Compliance Program. After the Agreement Effective Date, Ultimus will furnish to each Fund Company any amendments to its Compliance Program.

15.	Compliance with Law
Each Fund Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund Company or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.	Privacy and Confidentiality

16.1.
Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

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(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.
Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.	Treatment of Confidential Information

(A)
Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Each party agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

(2)
Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)
The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

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(4)
The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of the Agreement.

17.	Press Release
Except to the extent required by Applicable Law, neither Ultimus nor a Fund Company shall issue or initiate any press release or other announcement arising out of or in connection with this Agreement or the Services rendered hereunder without the express written consent of the other party.

18.	Non-Exclusivity
The services of Ultimus rendered to the Fund Companies are not deemed exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund Companies, or persons who are otherwise affiliated persons of the Fund Companies to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.	Dispute Resolution

19.1.
In the event of a dispute between or among the parties relating to or arising in whole or in part of this Agreement or the relationship of the parties, the parties (a) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to personally to the jurisdiction of the above-named courts, that is property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.  The parties also hereby waive the right to a trial by jury.

19.2.
Each party agrees that any other party’s violation of the provisions of Section 16 (Privacy and Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

19.3.
Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of 30 days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 19.3 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 19.2.

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20.	Notices
Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

20.1.	If to a Fund Company:

[Name of Fund Company]
Attn:  Secretary
1299 Ocean Avenue, Suite 700
Santa Monica, California 90401

With a copy to:

Renee M. Hardt
Vedder Price P.C.
222 N. LaSalle Street
Chicago, Illinois  60601
Facsimile:  (312) 609-5005
E-Mail: rhardt@vedderprice.com

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC
Attn: Director of Fund Administration
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246
Facsimile: (513) 587-3437
E-mail: FundAdmin@ultimusfundsolutions.com

21.	Key Personnel
With respect to Ultimus’ personnel set forth in Schedule B (the “Key Personnel”), the parties agree as follows:

21.1.
Ultimus’ team assigned to the performance of this Agreement will be managed by the Key Personnel. Before replacing or reassigning Key Personnel, Ultimus will:  (1) notify each Fund Company of the proposed replacement or reassignment, (2) provide each Fund Company with any information regarding the reasons of such proposed replacement or assignment as may be reasonably requested by the Fund Company, and (3) consider in good faith input or recommendations from each Fund Company regarding such proposed replacement or reassignment.

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21.2.
Ultimus shall select Key Personnel and replacements therefore to provide services on behalf of each Fund Company in its sole discretion; provided, however, that such individuals shall possess suitable ability and qualifications to serve in such capacity. The parties agree that neither the continued performance of services by Key Personnel nor the replacement of Key Personnel shall affect Ultimus’ obligations to provide the Services in the manner set forth herein.

21.3.	Ultimus will use commercially reasonable efforts to conduct the replacement procedures for the Key Personnel in order to promote an orderly succession for Key Personnel who are replaced.

22.	General Provisions

22.1.
Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

22.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

22.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

22.4.	Assignments

(A)
Except as provided in this Section 22.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)
The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to a Fund Company because of reorganization, recapitalization, or change of domicile.

(C)
Ultimus may not assign all its rights and interests in this Agreement. However, this Agreement will not terminate if Ultimus undergoes a change in control. Rather, the Agreement will continue in effect, subject to the terms herein, so long as Ultimus remains the operating entity responsible for providing the Services. In such circumstances, Ultimus agrees to notify the Trust in writing at least 90 days’ prior to the change in control.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

22.5.
Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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22.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

22.7.
Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but the same instrument.

22.8.
Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

The parties duly executed this Agreement as of July 29, 2016.

	Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC
By:	/s/ Jason Schwarz	By:	/s/ Mark J. Seger
Name:	Jason Schwarz	Name:	Mark J. Seger
Title:	President	Title:	Managing Director

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SCHEDULE A
To the
Master Services Agreement
between
Wilshire Variable Insurance Trust
Wilshire Mutual Funds, Inc.
and
Ultimus Fund Solutions, LLC
Dated October 1, 2016

Fund Portfolio(s)

Wilshire Variable Insurance Trust

Wilshire Mutual Funds, Inc.

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SCHEDULE B

Key Personnel

Fund Accounting
•	Jennifer L. Leamer, Vice President and Mutual Fund Controller

Fund Administration
•	Theresa M. Bridge, Vice President and Director of Financial Administration
•	Martin R. Dean, Vice President and Director of Fund Compliance
•	Bo J. Howell, Vice President and Director of Fund Administration

Senior Management
•	Mark J. Seger, President and Managing Director

Ultimus Master Services Agreement Wilshire Complex CHICAGO/#2843060.3	Page B-1

Fund Accounting Addendum
For
Wilshire Variable Insurance Trust
Wilshire Mutual Funds, Inc.

This Fund Accounting Addendum, dated October 1, 2016 is between Wilshire Variable Insurance Trust (the “Trust”), a Delaware statutory trust, Wilshire Mutual Funds, Inc. (the “Company”), a Maryland corporation (the Trust and the Company are referred to herein as a “Fund Company” and collectively as the “Fund Companies”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated October 1, 2016, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Accounting Services
1.	Performance of Daily Accounting Services
Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	calculate and report at the level of each sub-adviser, the net asset value and all holdings and performance measures otherwise provided at the Fund level;

1.3.	provide fund of fund net asset value calculations and reporting;

1.4.
obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, in accordance with the Fund Companies’ Valuation Procedures as approved by the Fund Companies’ Board of Trustees/Directors (hereafter referred to as “Board”);

1.5.	monitor indices and halted securities and communicate issues that are reasonably expected to trigger a security fair valuation in accordance with the Fund Companies’ Valuation Procedures;

1.6.
verify and reconcile with the Funds’ custodian cash and all daily activity, including without limitation performing processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the applicable Fund Company’s investment adviser, if requested;

1.7.
compute, as appropriate, each Fund’s net income and realized capital gains, yields, total return, expense ratios, portfolio turnover rate, dividend payables, dividend factors, and dollar-weighted average portfolio maturity;

1.8.
review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ and such other entities as directed by the Fund;

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1.9.	determine unrealized appreciation and depreciation on securities held by the Funds;

1.10.	provide standardized performance reporting data to the applicable Fund Company and its investment adviser;

1.11.	track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

1.12.	allocate daily capital stock activity to the Fund’s sub-advisers based on allocation instructions provided by the Trust’s investment advisor;

1.13.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by a Fund Company;

1.14.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.15.	record investment trades received in proper form from the Fund or its authorized agents on the industry standard T+1 basis;

1.16.	calculate Fund expenses based on instructions from the Fund’s administrator;

1.17.	accrue expenses of each Fund;

1.18.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.19.	provide accounting reports in connection with each Fund Company’s regular annual audit and other audits and examinations by regulatory agencies;

1.20.	provide such periodic reports as agreed to by the parties;

1.21.
prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.22.	assist each Fund Company’s independent registered accounting with the preparation and filing of federal and state tax returns;

1.23.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies; and

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1.24.
cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that all necessary information is made available to, each Fund Company’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund Company.

2.	Additional Accounting Services
Ultimus shall also perform the following additional accounting services for each Fund.

2.1.
Financial Statements. Ultimus will provide monthly (or as frequently as may reasonably be requested by a Fund Company or a Fund’s investment adviser) a set of Financial Statements for each Fund. For purposes of this Fund Accounting Addendum, “Financial Statements” include the following: (A) Statement of Assets and Liabilities; (B) Statement of Operations; (C) Statement of Changes in Net Assets; (D) Security Purchases and Sales Journals; and (E) Fund Holdings Reports.

2.2.	Other Information. Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns, including without limitation data for year-end 1099s and supplemental tax letters;

(B)	each Fund Company’s quarterly and semiannual reports with the SEC on Form N-Q, Form N-SAR and Form N-CSR;

(C)	registration statements on Form N-1A and other filings relating to the registration of shares;

(D)	Ultimus’ monitoring of each Fund Company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (the “Internal Revenue Code”);

(E)	annual audit by each Fund Company’s independent accountants; and

(F)	examinations performed by the SEC.

2.3.	Other Services

(A)	as appropriate, compute each Fund’s yields, total return, expense ratios, and portfolio turnover rate, and any other financial ratios required by regulatory filings.

3.	Special Reports and Services

3.1.
Ultimus may provide additional special reports upon the request of a Fund Company or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

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3.2.
Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by a Fund Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

3.3.
For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by a Fund Company does not conflict with or violate any requirements of its Charter or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

4.	Tax Matters
Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Accounting Addendum shall be construed or have the effect of rendering tax advice; provided that, without limiting the foregoing, Ultimus shall make its tax professionals reasonably available to each Fund Company and its other service providers for such informational consultation with respect to issues related to the Fund Company as the Fund Company may request. It is important that a Fund Company or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Fund Accounting Addendum as of July 29, 2016.

	Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Jason Schwarz	By:	/s/ Mark J. Seger
Name:	Jason Schwarz	Name:	Mark J. Seger
Title:	President	Title:	Managing Director

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Fund Accounting and Fund Administration Fee Letter

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. (each a “Fund Company” and collectively, the “Fund Companies”), on behalf of the Funds listed on Schedule A to the Master Services Agreement, dated October 1, 2016, and the Fund Accounting Addendum and Fund Administration Addendum, each dated October 1, 2016 (collectively, the “Addendums”).

1.	Fees
For the Services provided under the Addendums, Ultimus shall be entitled to receive a fee from the applicable Fund Company on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

1.1.	Asset-based fee of the average daily net assets of each Fund Company:

Average Daily Net Assets	Asset Based Fee
$0 to $500 million	0.060%
$500 million to $1 billion	0.035%
In excess of $1 billion	0.025%

This asset-based fee will be allocated on a pro rata basis to each portfolio series within the Fund Company unless advised otherwise by the Board of Trustees/Directors. This asset-based fee is subject to a minimum of $500,000 per year based on the aggregated fees of both Fund Companies.

1.2.
New Series. Notwithstanding the asset-based fee above or its minimum, there is no per fund minimum for the first 11 series of the Fund Companies, collectively. Beginning with the twelfth series portfolio between the Fund Companies and for each series portfolio thereafter, Ultimus will be entitled to a a per fund minimum of $60,000.

1.3.
New Classes. Notwithstanding the asset-based fee and new series fee above or their minimums, each class of a series portfolio launched after the Effective Date will be subject to a per class minimum of $5,000 per year.

1.4.
The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. Each Fund Company agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of a Fund Company’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Performance Reporting
For Performance Reporting (including After-Tax Performance Reporting), Ultimus charges $200 per month per Fund.

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3.	Out-Of-Pocket Expenses
In addition to the above fees, each Fund will reimburse Ultimus for the costs of the daily portfolio-price-quotation services utilized by such Fund.

4.	Term

4.1.	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

4.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

5.	Fee Increases
After the Initial Term, Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to a Fund Company by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year.

6.	Amendment
The parties may only amend this Fee Letter by written amendment signed by both parties.

The parties duly executed this Fund Accounting and Fund Administration Fee Letter as of July 29, 2016.

	Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Jason Schwarz	By:	/s/ Mark J. Seger
Name:	Jason Schwarz	Name:	Mark J. Seger
Title:	President	Title:	Managing Director

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

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Fund Administration Addendum

This Addendum, dated October 1, 2016, is between Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. (each a “Fund Company” and collectively, the “Fund Companies”), on behalf of the Funds listed in Scheduled A to the Master Services Agreement, and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Administration Services
1.	Regulatory Reporting
Ultimus shall provide each Fund Company with regulatory reporting services, including:

1.1.	prepare, in consultation with Fund Company counsel, and supervise and make the filing of annual updates to the Fund Company’s registration statements;

1.2.	prepare, in consultation with Fund Company counsel, and supervise and make the filing of supplements to the Fund Company’s registration statements;

1.3.	prepare, in consultation with Fund Company counsel, and supervise and make the filing of information statements related to a Fund Company;

1.4.
prepare and file with the SEC (i) the reports for the Fund Company on Forms N-CSR, N-Q and N-SAR, (ii) Form N-PX, (iii) all required notices pursuant to Rule 24f-2 under the 1940 Act, and (iv) any similar reports that are in addition to or supersede such reports;

1.5.
prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Fund Company as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Fund Company’s shares with state securities authorities, monitor the sale of Fund Company shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Fund Company to make a continuous offering of its shares;

1.6.	act as liaison to legal counsel to the Fund Company and, where applicable, to legal counsel to the Fund Company’s independent Board members;

1.7.
coordinate with Fund Company counsel in the preparation, review and execution of contracts between the Fund Company and third parties, such as the Fund Company’s investment adviser, transfer agent, and custodian and record-keepers or shareholder service providers;

1.8.
provide consultation to the Fund Company on regulatory matters relating to the operation of the Fund Company as requested and coordinate with the Fund Company’s legal counsel regarding such matters; and

1.9.
cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Fund Company or any Fund.

2.	Shareholder Communications
Ultimus shall develop and prepare, with the assistance of each Fund Company’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses (including supplements thereto), information statements, notices, and other reports to Fund Company shareholders.

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3.	Corporate Governance
Ultimus shall provide the following services to each Fund Company and its Funds:

3.1.
provide individuals reasonably acceptable to the Fund Company’s Board of Trustees/Directors (the “Board”) to serve as officers of the Fund Company, who will be responsible for the management of certain of the Fund Company’s affairs as determined and under supervision by the Board;

3.2.
coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Fund Company in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board;

3.3.	coordinate the filing of the Fund Company’s fidelity bond with the SEC;

3.4.	coordinate, attend, and write minutes of the meetings of the Board and its committees;

3.5.
Manage the preparation of Board meetings by (i) preparing materials (including, among other things, agendas, resolutions, and action items) (ii) coordinating Board book production and distribution process, (iii) preparing the relevant sections of the Board materials required to be prepared by Ultimus, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of Rule 12b‑1 plans for and as directed by the Board members or Fund Company counsel, and (v) performing such other Board meeting functions as shall be agreed by the parties in writing (in this regard, the Fund Company shall provide Ultimus with notice of regular meetings at least six weeks before such meetings and as soon as practicable before any special meeting of the Board);

3.6.
coordinate meetings of, prepare materials (including, among other things, agendas, resolutions and action items) for, attend and write minutes of the meetings of a Fund Company’s or its advisers Pricing Committee; and

3.7.	maintain and update the Fund Company’s compliance calendar.

4.	Other Services
Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the each Fund Company; and shall provide such other services as the Fund Company may reasonably request that Ultimus perform consistent with its obligations under the Master Services Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Fund Company with, among others, the Fund Company’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

4.2.
assist the Fund Company, each Fund’s investment adviser(s) and the Fund Company’s Chief Compliance Officer in monitoring the Fund Company and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Fund Company’s or any Fund’s then current prospectus or statement of additional information;

4.3.
perform all reasonable and customary administrative services and functions of the Fund Company to the extent such administrative services and functions are not provided to the Fund Company by other agents of the Fund Company;

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4.4.
manage the Fund Company’s proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor, if necessary;

4.5.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Fund Company, as the Fund Company and Ultimus shall determine desirable;

4.6.	prepare and maintain the Fund Company’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

4.7.
prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.8.
assist the Fund Company’s independent public accountants with the preparation and filing of the Fund Company’s tax returns, Form W-2P, and Form 5498 to appropriate shareholders, with copies to the Internal Revenue Service. Ultimus will also research and calculate the qualified dividend rate for income and short term capital gain distributions and produce supplemental tax information letters for each Fund;

4.9.	advise the Fund Company and its Board on matters concerning the Fund Company and its affairs including making recommendations regarding dividends and distributions;

4.10.
provide consulting with respect to the ongoing design, development and operation of the Fund Company, including new Funds or share classes and/or load structures and financing, as well as changes to investment objectives and policies for existing Funds;

4.11.
on a T+1 post-trade basis and based on the information available to Ultimus, periodically monitor the Funds for compliance with applicable limitations as set forth in the Funds’ then current registration statement (this provision shall not relieve the Fund Company’s investment adviser and sub-adviser, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis);

4.12.	coordinate the filing of the Fund Company’s fidelity bond with the SEC;

4.13.	administer all disbursements for a Fund; and

4.14.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Fund Company does not conflict with or violate any requirements of its Charter or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

5.	Tax Matters
Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice; provided that, without limiting the foregoing, Ultimus shall make its tax professionals reasonably available to each Fund Company and its other service providers for such informational consultation with respect to issues related to the Fund Company as the Fund Company may request. It is important that a Fund Company or a Fund consult a professional tax advisor regarding its individual tax situation.

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6.	Legal Representation
Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not be obligated to provide legal representation to a Fund Company or any Fund, including through the use of attorneys that are employees of Ultimus; provided that, without limiting the foregoing, Ultimus shall make its legal professionals reasonably available to the Fund Company and its other service providers of such informational consultation with respect to issues related to the Fund Company as the Fund Company may request.  Each Fund Company acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and rely on outside counsel retained by the Fund Company to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund Company’s behalf. Each Fund Company acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund Company, any information provided to Ultimus attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys.

The parties duly executed this Fund Administration Addendum as of July 29, 2016.

	Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Jason Schwarz	By:	/s/ Mark J. Seger
Name:	Jason Schwarz	Name:	Mark J. Seger
Title:	President	Title:	Managing Director

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